002 The Putnam Fund for Growth and Income attachment
4/30/06 Semi-annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended April 30, 2006, Putnam Management has
assumed $105,558 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	73,540
Class B	5,561
Class C	249

72DD2 (000s omitted)

Class M	452
Class R	4
Class Y	9,579

73A1

Class A	0.125
Class B	0.047
Class C	0.05

73A2

Class M	0.074
Class R	0.103
Class Y	0.15

74U1 (000s omitted)

Class A	579,532
Class B	98,392
Class C	4,776

74U2 (000s omitted)

Class M	5,703
Class R	51
Class Y	62,850

74V1

Class A	20.84
Class B	20.52
Class C	20.75

74V2

Class M	20.70
Class R	20.77
Class Y	20.88



Additional Information About Errors and Omissions Policy--Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.